Exhibit 10.7

ATRECA, INC.

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

for

Tito Serafini

This Amended and Restated Executive Employment Agreement (the “Agreement”), made between Atreca, Inc. (the “Company”) and Tito Serafini (the “Executive”) (collectively, the “Parties”), is effective as of date all parties have signed this Agreement (the “Effective Date”).

WHEREAS, Executive and the Company previously entered into that certain Executive Employment Agreement, dated May 10, 2016 (the “Employment Agreement”), which has governed the terms and conditions of Executive’s employment with the Company to date;

WHEREAS, the Company desires for Executive to continue to provide services to the Company, and wishes to provide Executive with certain compensation and benefits in return for such services, as set forth in this Agreement;

WHEREAS, the Company and Executive acknowledge that Executive has served as Chief Strategy Officer since on or around April 16, 2018, and Executive represents that he is not aware of any events or actions that have occurred since such date that would give rise to his resignation of employment for Good Reason (as defined and set forth below) as of the date he is executing this Agreement; and

WHEREAS, Executive wishes to continue to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree that the Employment Agreement is amended, restated and superseded hereby, of no further force or effect and further now agree as follows:

1.                                      Employment by the Company.

1.1                               Position.  Executive shall serve as the Company’s Chief Strategy Officer.  During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.  Executive will be able to review and approve (which approval will not be unreasonably withheld, conditioned or delayed), in advance, internal or external Company announcements related to Executive becoming the Chief Strategy Officer pursuant to this Agreement.

1.2                               Duties and Location.  As Chief Strategy Officer Executive shall be directly responsible for oversight regarding research, preclinical development, technology, and intellectual property (provided that if the Company engages or hires in-house counsel, such person or department will have direct oversight over intellectual property matters, with input from Executive, which such occurrence will not constitute “Good Reason” as defined below), have key involvement in certain outward-facing activities, such as with respect to fundraising and business development, and perform such other duties of at least equivalent level as are required by the Company’s Chief Executive Officer, to whom Executive will report.  Executive’s primary office location shall be the Company’s Redwood City office.  The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time, and to require reasonable business travel.  The Company may modify Executive’s job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time, subject to Section 6.2.

1.3                               Board Position.  Executive will continue to serve on the Board as a director elected by the holders of the Company’s Common Stock, subject to the provisions of the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Voting Agreement and this Agreement, each as may be amended and/or restated from time to time.

1.4                               Policies and Procedures.  The employment relationship between the Parties shall continue to be governed by the general employment policies and practices of the Company, as adopted or modified from time to time in the Company’s discretion, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.                                      Compensation.

2.1                               Salary.  For services to be rendered hereunder, Executive shall receive a base salary at the rate of $413,170 per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.  As an exempt salaried employee, Executive will be required to work the Company’s normal business hours, and such additional time as appropriate for Executive’s work assignments and position, and Executive will not be entitled to overtime compensation.

2.2                               Bonus.  Executive will be eligible for an annual discretionary bonus of up to forty percent (40%) of Executive’s Base Salary (the “Annual Bonus”), pursuant to the terms and conditions of a written bonus plan, if implemented by the Company.  Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Company’s Board of Directors (the “Board”) in its sole discretion based upon the Company’s and Executive’s achievement of objectives and milestones to be determined on an annual basis by the Board.  Executive must remain an active employee through the end of any given calendar year in order to earn an Annual Bonus for that year and any such bonus will be paid prior to March 15 of the calendar year after the applicable bonus year.  Executive will not be eligible for, and will not earn, any Annual Bonus (including a prorated bonus) if Executive’s employment terminates for any reason before the end of the calendar year.

3.                                      Standard Company Benefits.  Executive shall continue to be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans and applicable policies that may be in effect from time to time and provided by the Company to its employees, including but not limited to: medical, dental and vision insurance; life insurance; short-term and long-term disability insurance; 401(k) plan; and the ability to take time off with pay within Executive’s discretion pursuant to the Company’s nonaccrual paid time off policy for exempt employees.  The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.

4.                                      Expenses.  The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

5.                                      Equity.  (a) Any and all Stock Awards granted to Executive will continue to be governed by the terms of the applicable stock option and equity incentive award plans or agreements and grant notices.  For purposes of this Agreement, “Stock Awards” shall mean all stock options, restricted stock and restricted stock units and such other equity awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.  In addition, as a new Stock Award, the Company has granted Executive (by electronic unanimous written consent effective April 28, 2018) an option to purchase an additional 600,000 shares of the Company’s common stock, with an exercise price equal to the fair market value as determined by the Board on the date of the grant (the “New Option”), which vests as follows: 150,000 shares subject to the New Option were vested and exercisable as of the date of grant and the remaining 450,000 shares subject to the New Option shall vest 1/48th per month as measured from April 16, 2018, until such shares are fully vested or Executive’s employment ends, whichever occurs first.  The New Option shall be governed in all respects by the terms of the governing plan documents and option or stock purchase agreement between Executive and the Company.  (b) The Company also agrees that if before the Adjustment Date (as defined below) and prior to any Separation from Service (as defined below) Executive’s ownership of Company capital stock (calculated on a fully diluted, as- converted basis) (the “Executive Ownership Level”) drops below 3.4% (calculated on a fully diluted, as-converted basis) (the “Equity Floor”), then the Company shall grant Executive an additional stock option (the “Make-up Option”) exercisable for such number of shares of the Company’s capital stock as will result, immediately after such grant, in the Executive Ownership Level being equal to the Equity Floor.  The “Adjustment Date” shall be the earliest of (x) the date upon which the Company consummates a Change of Control (as defined below), (y) the date the Company consummates its first firmly underwritten public offering of its capital stock pursuant an effective registration statement, or (z) three (3) years after the Effective Date.

6.                                      Termination of Employment; Severance.

6.1                               At-Will Employment.  Executive’s employment relationship is at will.  Either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined below) or advance notice.

6.2                               Termination Without Cause; Resignation for Good Reason.

(i)                                    The Company may terminate Executive’s employment with the Company at any time without Cause.  Further, Executive may resign his employment at any time for Good Reason (as defined below).

(ii)                                In the event Executive’s employment with the Company is terminated by the Company without Cause (other than as a result of Executive’s death or disability), or Executive resigns his employment for Good Reason, in either case (1) prior to the sixty (60)-day period prior to the closing of a Change of Control or more than twelve (12) months following the closing of a Change of Control, or (2) after the date that is twelve (12) months after the date that John Orwin commenced employment as the Company’s new Chief Executive Officer (which was April 16, 2018), then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that Executive remains in compliance with the terms of this Agreement, the Company shall provide Executive with the following severance benefits:

(a)                                 The Company shall pay Executive, as severance, the equivalent of nine (9) months of Executive’s Base Salary in effect as of the date of Executive’s employment termination, subject to standard payroll deductions and withholdings, paid in a lump sum on the sixtieth (60th) day following Executive’s Separation from Service, provided the Separation Agreement (as discussed in Paragraph 7) has become effective.

(b)                                 Provided that Executive timely elects continued coverage under COBRA, the Company shall pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period starting on Executive’s Separation from Service date and ending on the earliest to occur of: (i) nine (9) months following Executive’s Separation from Service date; (ii) the date Executive becomes eligible for group health insurance coverage through a new employer; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination.  In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the time that the Company otherwise would have paid the COBRA Premiums under this paragraph, Executive must immediately notify the Company of such event.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the date of Executive’s employment termination (which amount shall be based on the premium for the first month of COBRA coverage) (the “Special Cash Payments”), which payments shall be made on the last day of each month regardless of whether Executive elects COBRA continuation coverage and shall end on the earlier of (x) the date upon which Executive obtains other employment or (y) the last day of the ninth (9th) calendar month following Executive’s Separation from Service date.

(iii)                            If the Company terminates Executive’s employment with the Company without Cause (other than as a result of Executive’s death or disability), or Executive resigns his employment for Good Reason, in either case within sixty (60) days prior to or twelve (12) months following the closing of a Change of Control, then in addition to any cash severance and COBRA Premiums (or Special Cash Payments) owed, the Company shall accelerate the vesting of all outstanding unvested equity awards granted to Executive, including but not limited to the Stock Awards, such that one hundred percent (100%) of such equity awards shall be deemed immediately vested and exercisable (if applicable) as of Executive’s last day of employment (the “Accelerated Vesting”).

(iv)                             In the event Executive’s employment with the Company is terminated by the Company without Cause (other than as a result of Executive’s death or disability), or Executive resigns his employment for Good Reason, in either case within twelve (12) months after the date that John Orwin commenced employment as the Company’s new Chief Executive Officer, then provided such termination constitutes a Separation from Service, and provided that Executive remains in compliance with the terms of this Agreement, the Company shall provide Executive with the following as severance benefits:

(a)                                 The Company shall pay Executive, as severance, the equivalent of fifteen (15) months of Executive’s Base Salary in effect as of the date of Executive’s employment termination, subject to standard payroll deductions and withholdings, paid in a lump sum on the sixtieth (60th) day following Executive’s Separation from Service, provided the Separation Agreement (as discussed in Paragraph 7) has become effective.

(b)                                 Provided that Executive timely elects continued coverage under COBRA, the Company shall pay the COBRA Premiums through the period starting on Executive’s Separation from Service date and ending on the earliest to occur of: (i) fifteen (15) months following Executive’s Separation from Service date; (ii) the date Executive becomes eligible for group health insurance coverage through a new employer; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination.  In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the time that the Company otherwise would have paid the COBRA Premiums under this paragraph, Executive must immediately notify the Company of such event.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive the Special Cash Payments, which payments shall be made on the last day of each month regardless of whether Executive elects COBRA continuation coverage and shall end on the earlier of (x) the date upon which Executive obtains other employment or (y) the last day of the fifteenth (15th) calendar month following Executive’s Separation from Service date.

(c)                                  The Company shall provide Executive with the Accelerated Vesting, but solely as to any equity held by Executive prior to April 1, 2018 and excluding, for the avoidance of doubt, the New Option and the Make-Up Option (if granted); provided, however, that if such employment termination under this Section 6.2(iv) is a termination by the Company without Cause or a resignation by Executive without Good Reason, then the Company shall also accelerate the vesting of the New Option and the Make- Up Option (if granted) such that an additional twenty-five percent (25%) of such option(s) shall be deemed immediately vested and exercisable as of Executive’s last day of employment.

(v)                                 For the avoidance of doubt, under no circumstance will Executive be entitled to severance benefits under both Section 6.2(ii) and 6.2(iv) herein.

6.3                               Termination for Cause; Resignation Without Good Reason; Death or Disability.

(i)                                    The Company may terminate Executive’s employment with the Company at any time for Cause.  Further, Executive may resign his employment at any time without Good Reason.  Executive’s employment with the Company may also be terminated due to Executive’s death or disability.

(ii)                                If Executive resigns his employment without Good Reason, or the Company terminates Executive’s employment for Cause, or if Executive’s employment terminates as a result of Executive’s death or disability, then as of the applicable employment termination date, (a) Executive will no longer vest in the Stock Awards or any other equity awards, (b) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (c) Executive will not be entitled to any severance benefits, including (without limitation) any cash severance, COBRA Premiums, Special Cash Payments, Accelerated Vesting or other acceleration of vesting.  In addition, Executive shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of employment termination; provided, however, that if Executive resigns without Good Reason, he will resign as a director and/or advisor only if requested to do so by vote of a majority of the other members of the Board.

7.                                      Conditions to Receipt of Cash Severance, COBRA Premiums, Special Cash Payments and Accelerated Vesting.  The receipt of any cash severance, COBRA Premiums, Special Cash Payments and Accelerated Vesting will be subject to Executive signing and not revoking a separation agreement and mutual release of claims in substantially the form attached hereto as Exhibit A within sixty (60) days following the date of Executive’s Separation from Service (the “Separation Agreement”), as countersigned by the Company.  No cash severance, COBRA Premiums, Special Cash Payments, Accelerated Vesting or other acceleration of vesting will be paid or provided until the Separation Agreement becomes effective.  As of the date the Separation Agreement becomes effective, unless otherwise agreed between the Parties, Executive shall also resign from all other positions and terminate any relationships not then-terminated as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on such Separation Agreement effective date.

8.                                      Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A- 1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred, compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation.  Upon the first business day following the expiration of such applicable Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement.  No interest shall be due on any amounts so deferred.  The Company and Executive agree that they will execute any and all amendments to this Agreement as may be necessary to ensure compliance with the distribution provisions of Section 409A in an effort to avoid or minimize, to the extent allowable by law, the tax (and any interest or penalties thereon) associated with Section 409A. If it is determined that a payment under this Agreement was (or may be) made in violation of Section 409A, the Company will cooperate reasonably with any effort by Executive to mitigate the tax consequences of such violation, including cooperation with Executive’s participation in any IRS voluntary compliance program or other correction procedure under Section 409A that may be available to Executive.

9.                                      Parachute Payments.  If any payment or benefit (including payments and benefits pursuant to this Agreement) that Executive would receive in connection with a Change of Control from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Paragraph, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to Executive, which of the following two alternative forms of payment would result in Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).  For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes).  If a Reduced Payment is made, (x) Executive shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit to Executive as determined in this paragraph.  If more than one method of reduction will result in the same economic benefit, the portions of the Transaction Payment shall be reduced pro rata.  Unless Executive and the Company otherwise agree in writing, any determination required under this Paragraph shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Paragraph.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Paragraph as well as any costs incurred by Executive with the Accountants for tax planning under Sections 280G and 4999 of the Code.  If deemed necessary by the Company to avoid any potential imposition of the adverse tax results provided for by Sections 280G and 4999 of the Code, then as a further condition to payment of any portion of a Transaction Payment, the Company may require Executive to submit the Transaction Payment and any other compensatory payment or benefit from any source that the Company reasonably determines may constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) for approval by the Company’s stockholders prior to the consummation of the Change of Control in the manner required by the terms of Section 280G(b)(5)(B) of the Code, so that no payments will be deemed to constitute a “parachute payment” subject to the excise taxes under Sections 280G and 4999 of the Code.

10.                               Definitions.

(i)                                    Cause. For purposes of this Agreement, “Cause” for termination will mean any of the following conditions which is not cured, if curable, by Executive within thirty (30) days after receipt of written notice from the Company specifying the claimed grounds for Cause: (a) commission of any felony or crime involving dishonesty; (b) willful participation in any fraud against the Company; (c) willful breach of Executive’s material duties to the Company; (d) willful and material damage to any property of the Company; (e) willful misconduct or other violation of Company policy that causes material harm to the Company; (f) willful and material breach of any written agreement with the Company; and (g) willful conduct by Executive which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve.

(ii)                                Change of Control.  For purposes of this Agreement, “Change of Control” shall mean either an “Asset Transfer” or “Acquisition,” as those terms are defined in the Company’s Amended and Restated Certificate of Incorporation as in effect on the applicable date of the Change of Control.

(iii)                            Good Reason.  For purposes of this Agreement, Executive shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without Executive’s prior written consent: (a) a material reduction in Executive’s Base Salary, which the parties agree is a reduction of at least ten percent (10%) of Executive’s Base Salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (b) a material reduction in Executive’s duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless Executive’s new duties are materially reduced from the prior duties; (c) a material breach by the Company of any written agreement between Executive and the Company; or (d) relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than fifty (50) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation.  In order to resign his employment for Good Reason, Executive must provide written notice to the Company’s CEO within forty-five (45) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, allow the Company at least forty-five (45) days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, Executive must resign from all positions Executive then holds with the Company not later than ninety (90) days after the expiration of the cure period.

(iv)                             Willful.  For purposes of this Agreement, no act or failure to act on Executive’s part shall be considered “willful” unless it is done, or omitted to be done, by Executive intentionally, in bad faith or without reasonable belief that the action or omission was in the best interests of the Company.

11.                               Proprietary Information Obligations.

11.1                        Confidential Information Agreement.  In or around August 3, 2011, Executive and the Company entered into that certain Employee Confidential Information and Inventions Assignment Agreement (the “Confidentiality Agreement”), which remains in full force and effect.

11.2                        Third-Party Agreements and Information.  Executive represents and warrants that Executive’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement.  Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party.  During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information which is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

12.                               Outside Activities During Employment.

12.1                        Non-Company Business.  Except with the prior written consent of the CEO, Executive will not during the term of Executive’s employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor.  Executive may engage in civic and not-for- profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

12.2                        No Adverse Interests.  Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

13.                               Dispute Resolution.  To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, including but not limited to statutory claims, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16 and to the fullest extent permitted by law by final, binding and confidential arbitration, by a single neutral arbitrator mutually agreed upon by the parties (or if the parties are unable to agree, then an arbitrator shall be selected pursuant to the JAMS rules), in San Francisco, California, conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules (which can be found at the following web address: http://www.jamsadr.com/rules-employment-arbitration/).  By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding.  In addition, all claims, disputes, or causes of action under this Paragraph, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity.  The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding.  This paragraph shall not apply to an action or claim brought in court pursuant to the California Private Attorneys General Act of 2004, as amended.  The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award.  The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law.  The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of Executive if the dispute were decided in a court of law.  Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.  To the extent that this Dispute Resolution provision conflicts with a different dispute resolution provision between Executive and a professional employment organization (including without limitation TriNet) with respect to Executive’s employment with the Company, this Dispute Resolution provision will govern any disputes between Executive and the Company, as set forth herein.

14.                               General Provisions.

14.1                        Notices.  Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

14.2                        Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

14.3                        Waiver.  Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

14.4                        Indemnification.  The Company agrees that in connection with Executive’s employment as Chief Strategy Officer, and in his capacity as a director, Executive shall be indemnified and held harmless by the Company for any and all claims, costs, or expenses, including legal fees and advancement of expenses, except in the case of willful, reckless or grossly negligent misconduct, for any activity in any suit brought against Executive or the Company for actions undertaken by Executive on behalf of the Company to the maximum extent provided by the Company’s Bylaws.

14.5                        Complete Agreement.  This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter.  This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations (including without limitation the Employment Agreement, pursuant to which Executive acknowledges and agrees that he is not entitled to any severance benefits in connection with entering into this Agreement, and any other employment terms, offer letter or employment agreement Executive may have entered into or discussed with the Company).  This Agreement cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

14.6                        Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement, and facsimile and electronic signatures shall be equivalent to original signatures.

14.7                        Headings.  The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

14.8                        Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

14.9                        Tax Withholding and indemnification.  All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities.  Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

14.10                 Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California without regard to the conflict of law rules thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Executive Employment Agreement on the dates below and having the Effective Date set forth above.

ATRECA, INC.

By:
/s/ John Orwin
John Orwin
Chief Executive Officer

Date:	June 26, 2018

EXECUTIVE

/s/ Tito A. Serafini
Tito A. Serafini, Ph.D

Date:	June 26, 2018

EXHIBIT A

FORM OF SEPARATION AGREEMENT

In exchange for the severance benefits to be provided to me, Tito Serafini, by Atreca, Inc. (the “Company”) pursuant to my Amended Executive Employment Agreement with the Company (the “Employment Agreement”), and the Company’s agreement therein and herein, I hereby provide the following release under this Form of Separation Agreement (the “Release”).

I hereby generally and completely release the Company and its parents, subsidiaries, successors, predecessors, and affiliates, and each of their respective current and former directors, officers, employees, stockholders, shareholders, agents, attorneys, insurers, and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release.  This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment or the termination of that employment; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, provincial and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended).

Notwithstanding the foregoing, I understand that the following claims are not included in my release: (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement; the charter, bylaws, or operating agreements of the Company; or under applicable law; (b) any rights that I may have to insurance coverage under any directors or officers liability insurance, other insurance policies of Employer, COBRA or any similar state law; (c) any claims for workers’ compensation, state disability or unemployment insurance benefits; (d) any continuing rights I may have after the date I sign this Release as a shareholder of the Company; (e) any rights which cannot be waived as a matter of law; (f) rights to any vested benefits or other vested compensation; or (g) any claims arising after the date I sign this Release.  In addition, I understand that nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before any federal, state or other government agency, except that I acknowledge and agree and hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any analogous federal, state or other government agency.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act (as amended) (“ADEA”), and that the consideration for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not do so); (c) I have 21 days to consider this Release (although I may choose voluntarily to sign this Release earlier); (d) I have seven days following the date I sign this Release to revoke it by providing written notice to the Board of Directors; and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this Release.

By signing this Release, the Company hereby releases me, and my respective agents, attorneys, representatives and assigns, from any and all claims, liabilities, or obligations of every kind and nature, whether they are known or unknown, arising out of, or in any way related to, events, acts, conduct, or omissions that occurred prior to or on the date the Company signs this Release; provided, however, that the Company’s release herein shall not extend to claims arising from any of my contractual or statutory obligations to refrain from the use or disclosure of proprietary or trade secret information belonging to the Company; nor to any claims arising from my willful misconduct or breach of fiduciary or other duties owed to the Company that caused material injury to the Company.

I and the Company acknowledge having read and understood Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I and the Company hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to our respective releases of any claims hereunder.

I hereby represent that I have been paid all compensation owed and for all hours worked; I have received all the leave and leave benefits and protections for which I am eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.  I further acknowledge that, other than the severance benefits that will be provided to me pursuant to the Employment Agreement upon the effectiveness of this release, among other required conditions, I have not earned and will not receive from the Company any additional compensation, severance, or benefits, with the exception of any vested right I may have under the express terms of a written ERISA- qualified benefit plan (e.g., 401(k) account).  By way of example, I acknowledge that I have not earned and am not owed any bonus, vacation, incentive compensation, severance, commissions or equity.

I further acknowledge my continuing obligations under my Employee Confidential Information and Inventions Assignment Agreement.

I hereby agree not to disparage the Company or any of its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputations or personal reputations; provided that I may respond accurately and fully to any question, inquiry or request for information when required by the legal process or in connection with a government investigation.  In addition, nothing in this release is intended to prohibit or restrain me in any manner from making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than 21 days following the date it is provided to me, and not revoke it.

ATRECA, INC.	TITO SERAFINI, PH.D.

By:
(Signature)
Name:	Date:

Title:

Date: